April 20, 2006

NEWS RELEASE

A special meeting of shareholders of First Security Bancorp, Inc., the parent of First Security Bank of Lexington, Inc., will be held on Tuesday, April 25, 2006, at 10:00 a.m., local time, at SpringHill Suites, 863 S. Broadway, Lexington, Kentucky 40504. At that special meeting, shareholders of First Security Bancorp, Inc. will be asked to consider and vote on the Agreement and Plan of Merger entered into between First Security Bancorp, First Security Bank, American Founders Bank, Inc., American Founders Bancorp, Inc. and American Founders Acquisition, Inc. If the merger agreement is approved at the special meeting and the other conditions to the merger described in the merger agreement are met or waived, the merger of First Security Bancorp with American Founders Acquisition is expected to occur on or about April 30, 2006.

In light of this pending merger transaction, the Board of Directors of First Security Bancorp has decided to delay the annual meeting of shareholders of First Security Bancorp. The annual meeting of shareholders of First Security Bancorp is normally held on the third Tuesday in May each year, and First Security Bancorp would normally be preparing and mailing to shareholders the proxy materials for such annual meeting at or near this time.

Additional Information about the Merger and Where to Find It

First Security prepared and began mailing to its shareholders on March 21, 2006 definitive proxy materials for the special meeting of shareholders that describe the merger as well as the interests of officers and directors of First Security in the proposed merger.  Shareholders of First Security are urged to read these definitive proxy materials because they contain important information about the special meeting of shareholders, the proposed merger and related items. These proxy materials and other relevant materials, including the definitive merger agreement, may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents that First Security files with the SEC by written request directed to: Sue Ezrine, First Security Bancorp, Inc., 318 East Main Street, Lexington, Kentucky 40507.